UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 3, 2011

(Date of earliest event reported)

TELKONET, INC.

  (Exact Name of Registrant as Specified in Its Charter)

Utah

  (State or Other Jurisdiction of Incorporation)

000-31972	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

10200 Innovation Drive, Suite 300, Milwaukee, Wisconsin 53226
(Address of Principal Executive Offices)

(414)-223-0473
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2011, Joseph D. Mahaffey submitted his resignation as member of the Telkonet, Inc. (the “Company”) Board of Directors (the “Board) and Audit Committee Chair effective February 28, 2011.

On March 3, 2011, Telkonet announced the addition of Gerrit Reinders as Executive Vice President of Global Sales & Marketing. The move follows Telkonet’s recent corporate rebranding and the release of its new EcoSmart Product Suite. Gerrit will be responsible for accelerating customer and revenue growth, overseeing all new customer engagement and acquisition activities, including sales, marketing and product management for Telkonet’s products and services.

A 20-year industry veteran with a proven track record of driving profitable revenue growth, Gerrit joins Telkonet from Energy Focus, Inc where, in 2010, he led the growth of the early stage company over the prior year by 280% to $35 million.  Prior to his recruitment to Energy Focus, Gerrit held the position of Director of Global Energy and Sustainability Programs at Johnson Controls where he was awarded the “Chairman’s Award”, the highest employee recognition offered at Johnson Controls, for delivering a new transformational business model which yielded triple bottom line results.  Having held executive sales & marketing positions with Invensys, Whisper Communications and multiple roles within Johnson Controls, Gerrit possesses extensive experience with Clean Technology, Smart Grid and Performance Contracting.  Gerrit is a long-standing active member of the board of directors of the National Association of Energy Services Companies and has also served on the board of the Energy Services Coalition.  While at Johnson Controls, Gerrit was an executive member of the Environmental Roundtable and the Sustainability Advisory Board and represented Johnson Controls for the EPA Climate Leaders and Energy Star programs.  Gerrit actively participates as a public speaker and author in the Clean Technology space contributing to publications including Building Operating Management, Facilities Maintenance Solutions, Corporate Real Estate Leader Magazine and Consulting – Specifying Engineer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: March 3, 2011
By: /s/ Jason Tienor
Jason Tienor
Chief Executive Officer